As filed with the Securities and Exchange Commission on April 8, 2011
Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERGY FOCUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3021850
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
32000 Aurora Road
Solon, Ohio 44139
440.715.1300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Joseph G. Kaveski
Chief Executive Officer
Energy Focus, Inc.
32000 Aurora Road
Solon, Ohio 44139
440.715.1300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Gerald W. Cowden
Thomas J. Talcott
Cowden & Humphrey Co. LPA
4600 Euclid Avenue, Suite 400
Cleveland, Ohio 44103-3785
216.241.2880
Approximate date of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered only in connection with dividend or reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Title of Each Class of Securities to be Registered	Registered(1)	Share(2)	Price	Registration Fee
Common Stock, $0.0001 par value per share	2,083,664	$1.04	$2,167,010.56	$251.59

(1)	The shares being registered include such indeterminate number of additional shares of common stock issuable for no additional consideration by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) of the Securities Act based upon the average of the high and low sales price per share of the shares of common stock of the Registrant reported on the NASDAQ Capital Market on April 4, 2011.
The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on a date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED APRIL 8, 2011
PROSPECTUS
ENERGY FOCUS, INC.
2,083,664 Shares of Common Stock
     This prospectus relates to the sale of up to 2,083,664 shares of our common stock by the selling shareholders identified in this prospectus. The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares.
     Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and quoted on the NASDAQ Capital Market under the symbol “EFOI.” On April 4, 2011, the last reported sale price for our common stock as reported on the NASDAQ Capital Market was $1.02 per share. The shares of common stock offered under this prospectus have been approved for listing on the NASDAQ Capital Market.
     We have two other resale prospectuses that cover the sale of additional shares of our common stock by the selling shareholders identified in this prospectus, along with shares of common stock of other selling shareholders identified in those prospectuses. Those two prospectuses relate to Registration Statements on Form S-3 that the SEC declared effective on May 29, 2008 and on July 14, 2010. See “Transactions” beginning on page 26 and “Offerings” beginning on page 29 for a discussion of the shares of the selling shareholders identified in this prospectus.

     Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 6 for a discussion of these risks.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April __, 2011.

PROSPECTUS SUMMARY
     This prospectus provides you with a general description of the common stock being offered. You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under the heading “Where You Can Find More Information.”
     The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities being offered under this prospectus. You should read the registration statement and the accompanying exhibits for further information. The registration statement and exhibits can be read and are available to the public over the Internet at the SEC’s website at http://www.sec.gov as described under the heading “Where You Can Find More Information.”
Business
     We are a Delaware corporation. Our principal executive offices are located at 32000 Aurora Road, Solon, Ohio 44139. Our telephone number is 440.715.1300. The address of our website is www.efoi.com. Information on our website is not part of this prospectus.
     We design, develop, manufacture, and market energy-efficient lighting products, and we are a leading provider of turnkey energy-efficient lighting solutions in the governmental and public sector market, general commercial market, and the pool market. Our lighting technology offers significant energy savings, heat dissipation and maintenance cost benefits over conventional lighting for multiple applications.
     During 2009 and earlier in 2010, we completed the initial phase of our new business strategy to provide turnkey solutions, which use, but are not limited to, our patented and proprietary technology. Our solutions include light-emitting diode, fiber optic, high-intensity discharge, and other high energy-efficient lighting technologies. Typical savings related to our technology approximates 80% in electricity costs, while providing full-spectrum light closely simulating daylight colors. Our strategy also incorporates continued investment into the research of new and emerging energy sources including, but not limited to, LED and solar energy applications.
     Our long-term strategy is to penetrate the $100 billion existing building and $300 million US Military lighting market by providing turnkey lighting solutions. We will continue to focus on markets where the benefits of our lighting solutions offerings, combined with our technology, are most compelling. These markets include: schools, universities, hospitals, office buildings, parking garages, supermarkets, museums, cold storage facilities, and manufacturing environments.

Securities Offered

Common stock outstanding prior to this offering	24,358,117 shares

Common stock to be offered by the Selling Shareholders	2,083,664 shares, consisting of 625,417 Brokered Shares, 7,500 Option Shares, 933,334 Rights Offering Shares, 500,000 Diker Shares, and 17,413 Restricted Shares

Common stock outstanding after this offering	24,358,117 shares

Use of Proceeds	We will receive no proceeds from the sale of shares of common stock in this offering.

NASDAQ Capital Market symbol	EFOI
Transactions
     Introduction. This “Transactions” section outlines the transactions where and when the Selling Shareholders, defined below, acquired their shares of our common stock, based upon our records and the SEC filings of the Selling Shareholders. The next section, entitled “Offerings”, lists the shares of the Selling Shareholders covered by this resale prospectus and, separately, their shares covered by two resale prospectuses related to two other effective registrations statements.
     Selling Shareholders. On August 31, 2007, The Quercus Trust, David Gelbaum, and his spouse Monica Chavez Gelbaum, all of Newport Beach, California (the “Selling Shareholders”), filed with the SEC a Schedule 13D (the “Schedule 13D”) relating to their shares of our common stock. According to that Schedule 13D, David Gelbaum and Monica Chavez Gelbaum are the co-trustees of the Trust and the Trust is a revocable California statutory trust formed for estate planning purposes. According to Amendment No. 14 to their Schedule 13D filed with the SEC on February 11, 2011 and to their Form 4s filed after that, and to our records, the Selling Shareholders may be deemed to be beneficial owners of approximately 5,122,380 shares of our common stock representing approximately 21.03% of our total outstanding shares of common stock. Mr. Gelbaum served as a member of our Board of Directors from February 26, 2009 to February 25, 2010, when he resigned after announcing that he would leave our Board and the boards of directors of three other public companies in order to devote more time to his then new position as chief executive officer of another public company.

     Brokered Shares. On March 21, 2008 the Selling Shareholders filed Amendment No. 4 to their Schedule 13D. In that Amendment they reported that through January 3, 2008 they had purchased 1,125,417 shares of our common stock in brokered transactions (the “Brokered Shares”). The Selling Shareholders have advised us that they have sold 500,000 of the Brokered Shares.
     We have agreed with the Selling Shareholders to register for resale to the public under the Securities Act of 1933 625,417 Brokered Shares, which are held of record by the Trust.
     2008 PIPE Shares and PIPE Warrant Shares. On March 14, 2008 in a private placement we sold to 19 investors 3,184,321 shares of our common stock (the “2008 PIPE Shares”) and warrants to purchase 3,184,321 shares (the “2008 PIPE Warrants”). In this prospectus we refer to the 3,184,321 shares of our common stock that are covered by the 2008 PIPE Warrants as the “2008 PIPE Warrant Shares”. Each 2008 PIPE Warrant was exercisable at $3.08 per common share, subject to adjustment for later securities transactions, and expires on March 14, 2013.
     We did not register the offering and issuance of the 2008 PIPE Shares, the 2008 PIPE Warrant Shares, or the 2008 PIPE Warrants under the Securities Act of 1933, as amended, in reliance upon the exemptions from the registration requirements of the Act in Section 4(2) of the Act and Rule 506 of Regulation D. As agreed, we have registered for resale by the investors in the offering the 2008 PIPE Shares and the 2008 PIPE Warrant Shares that underlie the 2008 PIPE Warrants, but not the 2008 PIPE Warrants themselves, on a Registration Statement on Form S-3 that we filed with the SEC and that the SEC declared effective on May 29, 2008.
     In the March 14, 2008 private placement, the Selling Shareholders acquired 1,560,062 shares of our common stock and warrants to purchase 1,560,062 common shares, which are held of record by the Trust. As discussed below in this “Transactions” section under the caption entitled “Diker Shares,” on December 30, 2009 we agreed with the Selling Shareholders to lower the exercise price of their 2008 PIPE Warrants from $3.08 to $0.01 per share. On April 28, 2010, the Trust exercised all of its 2008 PIPE Warrants and purchased 1,560,062 2008 PIPE Warrant Shares.
     Option Shares. On June 24, 2009 we awarded Mr. Gelbaum, in his capacity as a member of our Board of Directors, under our 2008 Incentive Stock Plan an option to purchase 15,000 shares of our common stock at an exercise price of $0.60 per share (the “June 2009 Option”). Before the June 2009 Option expired on February 25, 2011, Mr. Gelbaum exercised part of it and purchased 7,500 shares (the “Option Shares”).
     We have agreed with the Selling Shareholders to register for resale to the public under the Securities Act of 1933 the 7,500 Option Shares.

     Restricted Shares. On May 29, 2009, Mr. Gelbaum, as a member of our Board of Directors, voluntarily relinquished his director fees for the balance of 2009 in exchange for 17,413 restricted shares granted under our 2008 Incentive Stock Plan (the “Restricted Shares”). At the same time our five most senior executive officers, two other senior offices, and one other director accepted salary reductions or reduced director fees in exchange for restricted shares.
     We have agreed with the Selling Shareholders to register for resale to the public under the Securities Act of 1933 the 17,413 Restricted Shares.
     Rights Offering Shares. On October 5, 2009 we distributed at no charge to holders of our common stock rights to purchase 4,670,000 common shares at $0.75 per share. The prospectus covering that common stock rights offering (the “Rights Offering”) related to our registration statement on Form S-1 that the SEC declared effective on October 6, 2009. On October 30, 2009, the Trust exercised its right to purchase 933,334 shares of common stock (the “Rights Offering Shares”). The Rights Offering Shares are held of record by the Trust.
     We have agreed with the Selling Shareholders to register for resale to the public under the Securities Act of 1933 the 933,334 Rights Offering Shares.
     Diker Shares. The Rights Offering expired on October 30, 2009. Shortly after it expired, one of our shareholders, Diker Management, LLC, New York City, New York, informed us that it had inadvertently purchased 1,000,000 shares of our common stock in the Offering at $0.75 per share (the “Diker Shares”). We agreed with Diker Management to facilitate the sale of those shares to another shareholder or investor or to purchase them ourselves. Our purchase of those shares would have severely depleted our cash-on-hand and working capital. After contacting selected shareholders and investors, we introduced Diker Management to the Trust. On December 30, 2009, the Trust and Diker Management informed us that they had agreed that the Trust would purchase those shares.
     In Amendment No. 8 to their Schedule 13D filed on January 21, 2010, the Selling Shareholders reported that on December 30, 2009, they agreed with Diker Management to purchase from Diker Management in two installments a total of 1,000,000 shares of our common stock, and that on December 31, 2009, as the first installment, they had purchased from Diker Management 375,000 shares at $0.80 per share. In Amendment No. 9 to their Schedule 13D filed on February 23, 2010, the Selling Shareholders reported that on February 19, 2010, as the second installment, they had purchased 625,000 shares from Diker Management at $0.95 per share.

     The Selling Shareholders’ agreement to purchase the 1,000,000 shares from Diker Management relieved us of our obligation to buy those shares from Diker Management. In consideration of the Selling Shareholders’ agreement to purchase the shares from Diker Management, and in order to facilitate that purchase and sale, on December 30, 2009 we agreed with the Selling Shareholders to lower the exercise price of their 2008 PIPE Warrants from $3.08 to $0.01 per share.
     The Selling Shareholders have advised us that they have sold 500,000 of the Diker Shares. Therefore, as of the date hereof, the Selling Shareholders hold 500,000 Diker Shares.
     We have agreed with the Selling Shareholders to register for resale to the public under the Securities Act of 1933 500,000 Diker Shares, which are held of record by the Trust.
     SRC Warrant Shares. On December 31, 2009 we acquired all of the member interests of Stones River Companies, LLC (“SRC”), a lighting retrofit company and an energy systems and solutions provider located in Nashville, Tennessee. In order to provide performance bonding for SRC’s projects, on December 30, 2009 we deposited cash collateral with our surety company for a period not to exceed two years. To reduce the size of our cash collateral-based deposit and increase our liquidity, we offered a small number of investors an opportunity to replace portions of our deposit with funds of their own on the following terms: 12.5% interest per year payable by us; reimbursement by us in the event that the surety company draws on their funds; security interest in a portion of the shares of capital stock of Crescent Lighting, Ltd., our subsidiary located in London, England; and a number of warrants to purchase shares of common stock equal to one share for every $2.00 deposited. The warrants have a five-year term and an exercise price of $0.01 per share. John M. Davenport, our President and a director, has deposited $250,000 and has received a warrant for 125,000 shares. The Quercus Trust, deposited $300,000 and received a warrant for 150,000 shares (the “SRC Warrant” and the “SRC Warrant Shares”). Our shareholders approved our issuance of these warrants to Mr. Davenport and to the Trust at our Annual Shareholders Meeting held on June 16, 2010. On February 24, 2011 the Trust exercised its SRC Warrant and purchased its 150,000 SRC Warrant Shares.
     We did not register the issuance of those warrants under the Securities Act of 1933, as amended, in reliance upon the exemptions from the registration requirements of the Act in Section 4(2) of the Act and Rule 506 of Regulation D. As agreed, we have registered for resale by the Trust its SRC Warrant Shares on a Registration Statement on Form S-3 that we filed with the SEC and that went effective on June 29, 2010.

Offerings
     Introduction. The previous section, entitled “Transactions”, outlines the transactions where and when the Selling Shareholders acquired their shares of our common stock, based upon our records and their SEC filings. This “Offerings” section lists the shares of the Selling Shareholders, as outlined in the “Transactions” section, that are covered by this resale prospectus and, separately, that are covered by two resale prospectuses related to two other effective registration statements.
     This Offering. This prospectus relates to the resale by the Selling Shareholders of their following shares.

• Brokered Shares:	625,417
• Option Shares:	7,500
• Restricted Shares:	17,413
• Rights Offering Shares:	933,334
• Diker Shares:	500,000

Total Shares:	2,083,664
     Other Offerings. The Selling Shareholders’ 2008 PIPE Shares and 2008 PIPE Warrant Shares, in an amount of up to 3,120,124 shares of our common stock, are covered by a resale prospectus related to our Registration Statement on Form S-3 that the SEC declared effective on May 29, 2008 and that is still effective. The Selling Shareholders’ 150,000 SRC Warrant Shares are covered by a resale prospectus related to our Registration Statement on Form S-3 that the SEC declared effective on July 14, 2010 and that is still effective.
RISK FACTORS
     You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below. They are not the only risks that we face, however. If any of the following risks actually occur, our business, financial condition, or results or operations could be materially, adversely affected, the price of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment.

Risks Associated with Our Business
We have a history of operating losses and may incur losses in the future.
     We have experienced net losses of $8,517,000 and $11,015,000 for the years ended December 31, 2010 and 2009, respectively. As of December 31, 2010, we had an accumulated deficit of $68,860,000. Although, management continues to address many of the legacy issues that have historically burdened our financial performance, we still face challenges in order to reach profitability. In order for us to attain profitability and further growth, we will need to successfully address these challenges, including the continuation of cost reductions throughout our organization, execution of our marketing and sales plans for our new turnkey, energy-efficient lighting solutions business, the development of new technologies into sustainable product lines, and continued improvements in our supply chain performance. Although we are optimistic about reaching profitability, there is a risk that our business may not be as successful as we envision. Our independent public accounting firm has issued an opinion in connection with our 2010 Annual Report on Form 10-K raising substantial doubt as to our ability to continue as a going concern. This opinion stems from our historically poor operating performance, the current economic environment, and our historical inability to generate sufficient cash flow to meet obligations and sustain operations without obtaining additional external financing. Although we are optimistic about obtaining the funding necessary for us to continue as a going concern, there can be no assurances that this objective will be successful. As such, we will continue to review and pursue selected external funding sources, if necessary, to execute these objectives including, but not limited to, the following:
•	obtain financing from traditional and non-traditional investment capital organizations or individuals,

•	potential sale or divestiture of one or more operating units, and

•	obtain funding from the sale of our common stock or other equity or debt instruments.
     Obtaining financing through the above-mentioned mechanisms contains risks, including:
•	loans or other debt instruments may have terms and/or conditions, such as interest rates, restrictive covenants, and control or revocation provisions, which are not acceptable to management or our Board of Directors,

•	the current economic environment combined with our current financial condition may prevent us from being able to obtain further debt financing,

•	financing may not be available for parties interested in pursuing the acquisition of one or more of our operating units, and

•	additional equity financing may not be available to us in the current economic environment and could lead to further dilution of shareholder value for current shareholders of record.

     On March 17, 2010, we entered into a Purchase Agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), Chicago, Illinois. Under the Agreement, on May 31, 2010 we sold and issued to LPC, and LPC purchased from us, 360,500 shares of our common stock, together with warrants (“Warrants”) to purchase 350,000 shares at an exercise price of $1.20 per share, for a total consideration of $375,000. The Warrants have a term of five (5) years, are not exercisable until December 1, 2010, and expire on December 1, 2015.
     Under the Purchase Agreement, LPC has also agreed to purchase up to an additional 3,650,000 shares of our common stock at our option over approximately 25 months. We have the right to direct LPC to purchase up to 20,000 shares as often as every five (5) business days. We can suspend purchases or accelerate the number of shares to be purchased at any time. No sales of shares may occur below $1.00 per share. The purchase prices of the shares will be based on the market prices of our shares at the time of sale, as computed under the Agreement, without any fixed discount. We may at any time in our sole discretion terminate the Agreement without fee, penalty, or cost upon five (5) business days notice.
     As of December 31, 2010, we sold and issued to LPC, and LPC purchased from us, 705,550 shares of our common stock for a total consideration of $791,000, which was partially offset by expenses of $139,000. During the first quarter of 2011, we sold and issued to LPC, and LPC purchased from us, 412,000 shares of our common stock for a total consideration of $407,000.
     On March 30, 2010, we entered into an agreement with EF Energy Partners LLC (“EF Energy”), an Ohio limited liability company, under which we sold to EF Energy a Secured Subordinated Promissory Note (“Subordinated Note”) for the principal amount of $1,150,000. We secured the full amount of this financing with a pledge of our United States gross accounts receivable and selected capital equipment. This Subordinated Note bears interest at a rate of 12.5%, which is payable quarterly, in arrears, commencing September 30, 2010. The entire outstanding principal balance of this Subordinated Note, together with all accrued interest thereon, is due and payable on March 30, 2013. Additionally, we issued to the eight investors in EF Energy five-year, detached penny warrants ($.01 per share) to purchase shares of our common stock at a rate of 0.2 warrants per dollar of financing, or 230,000 warrants, with an expiration date of March 30, 2015. We are not related to EF Energy Partners.

     In the future, the extent to which we rely on LPC as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other external sources, such as through the sale of our products. If obtaining sufficient funding from LPC were to prove unavailable or prohibitively dilutive and if we are unable to sell enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all 3,650,000 shares to LPC, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could have a material adverse effect on our business, operating results, financial condition and prospects.
Downturns in general economic conditions and construction trends could continue to materially and adversely affect our business.
     Downturns in general economic and market conditions, both nationally and internationally, could have a material adverse effect on our business. In most areas, sales of new and existing homes have slowed and there has been a continued downturn in the housing market, as well as adverse changes in employment levels, job growth, consumer confidence and interest rates, in addition to an oversupply of commercial and residential buildings for sale. In our legacy businesses, sales of our lighting products depend significantly upon the level of new building construction, which are affected by housing market trends, interest rates and the weather. Sales of our pool and spa lighting products depend substantially upon the level of new pool construction, which is also affected by housing market and construction trends. In addition, due to the seasonality of construction, sales of swimming pool and lighting products, and thus our revenue and income, have tended to be significantly lower in the first quarter of each year. Our future results of operations may experience substantial fluctuations from period to period as a consequence of these factors, and such conditions and other factors affecting capital spending may affect the timing of orders. An economic downturn coupled with a decline in our net sales could adversely affect our ability to meet our working capital requirements, support our capital requirements and growth objectives, or could otherwise adversely affect our business financial condition, and results of operations. As a result, any general or market-specific economic downturns, particularly those affecting new building construction and renovation, or that cause end-users to reduce or delay their purchases of lighting products, services, or retrofit activities, would have a material adverse effect on our business, cash flows, financial condition, and results of operations.

An inability to obtain bonding could limit the number of projects we are able to pursue.
As is customary in the construction business, we are often required to provide surety bonds to secure our performance under construction contracts. Our ability to obtain surety bonds primarily depends upon our capitalization, working capital, past performance, management expertise and other external factors, including the overall capacity of the surety market. Surety companies consider such factors in relation to the amount of our backlog and their underwriting standards, which may change from time to time. Since 2001, the surety industry has undergone significant changes with several companies withdrawing completely from the industry or significantly reducing their bonding commitment. In addition, certain reinsures of security risk have limited their participation in this market. Therefore, we could be unable to obtain surety bonds, when required, which could adversely affect our future results of operations and revenues.
We may not fully recognize the anticipated revenue reported in our solutions-based backlog.
The contracts we enter into related to our solutions-based business can be relatively large and typically range in the amount of $100,000 to as much as $4,000,000. As of December 31, 2010, our solutions-based backlog of uncompleted work was $3,523,000. We include a project in our backlog when a contract is awarded or a letter of intent is obtained. The revenue projected in our backlog may not be realized or, if realized, may not result in the revenue or profits expected. If a project included in our backlog is canceled, suspended or the scope of work is reduced, it would result in a reduction to our backlog which could materially affect the revenues and profits realized. If a customer should cancel a project, we may be reimbursed for costs expended to date but would have no contractual right to the total projected revenues included in our backlog. Cancellations or delay of significant projects could have a material adverse effect on future revenues, profits and cash flows.
If we are unable to accurately estimate the risks, revenues or costs associated with a project, we may achieve a lower than expected profit or incur a loss on that project.
For the solutions-based segment of our business, we generally enter into fixed price contracts. Fixed price contracts require us to perform a contract for a specified price regardless of our actual costs. As a result, the profit that we realize on a contract is dependent on the extent to which we successfully manage our costs and overruns. Cost overruns, whether due to inefficiency, inaccurate estimates or other factors, result in lower profit or a loss on a project. A majority of our contracts are based on cost estimates that are subject to a number of assumptions. If our estimates of the risks, revenues or costs prove inaccurate or circumstances change, we may incur a lower profit or a loss on that project.

In addition to the above and in conjunction with the acquisition of SRC, we entered into an agreement with the seller, TLC Investments, LLC., whereby, SRC would be guaranteed a profit percentage of 25% on certain projects which were begun prior to the acquisition or were out for bid at the time the acquisition occurred on December 31, 2009. During 2010, a significant portion of our projects were subject to this guarantee. As these projects are completed and bids for new projects not in this “pipeline” are awarded, we cannot be assured that we will continue to earn the same profit margin as we had earned historically. As a result, we could incur lower profits, cash flows or a loss on these projects.
The percentage-of-completion method of accounting for contract revenues may result in material adjustments, which could result in a charge against earnings.
Our solutions-based segment recognizes contract revenues using the percentage-of-completion method. Under this method, percentage-of-completion is determined by relating the actual cost of the work performed to date to the current estimated total cost of the respective contracts. When the estimate on a contract indicates a loss, we record the entire loss during the accounting period in which it is estimable. In the ordinary course of business, at a minimum on a quarterly basis, we prepare updated estimates of the total forecasted revenue, cost and profit or loss for each contract. The cumulative effect of revisions in estimates of the total forecasted revenue and costs during the course of the work is reflected in the accounting period in which the facts that caused the revision become known. To the extent that these revisions result in an increase, a reduction or elimination of previously reported contract profit, we recognize a credit or a charge against current earnings, which could be material.
We have significant international sales and are subject to risks associated with operating in international markets.
     For the years ending December 31, 2010 and 2009, net sales of our products outside of the United States represented approximately 10.9% and 36.5%, respectively, of our total net sales from continuing operations. We generally provide technical expertise and limited marketing support, while our independent international distributors generally provide sales staff, local marketing, and product services. We believe our international distributors are better able to service international markets due to their understanding of local market conditions and best business practices. International business operations are subject to inherent risks, including, among others:
•	unexpected changes in regulatory requirements, tariffs and other trade barriers or restrictions,

•	longer accounts receivable payment cycles and the difficulty of enforcing contracts and collecting receivables through certain foreign legal systems,

•	difficulties in managing and staffing international operations,

•	potentially adverse tax consequences,

•	the burdens of compliance with a wide variety of foreign laws,

•	import and export license requirements and restrictions of the United States and each other country in which we operate,

•	exposure to different legal standards and reduced protection for intellectual property rights in some countries,

•	currency fluctuations and restrictions,

•	political, social and economic instability, including war and the threat of war, acts of terrorism, pandemics, boycotts, curtailment of trade or other business restrictions,

•	periodic foreign economic downturns, and

•	sales variability as a result of transacting our foreign sales in United States dollars.
If we are unable to respond effectively as new lighting technologies and market trends emerge, our competitive position and our ability to generate revenue and profits may be harmed.
     To be successful, we will need to keep pace with rapid changes in light-emitting diode (“LED”) and fiber optics lighting technology, changing customer requirements, new product introductions by competitors and evolving industry standards, any of which could render our existing products obsolete if we fail to respond in a timely manner. Development of new products incorporating advanced technology is a complex process subject to numerous uncertainties. We have previously experienced, and could in the future, experience delays in introduction of new products. If effective new sources of light other than LED and fiber optics are discovered, our current products and technologies could become less competitive or obsolete. If others develop innovative proprietary lighting technology that is superior to ours, or if we fail to accurately anticipate technology and market trends, respond on a timely basis with our own development of new products and enhancements to existing products, and achieve broad market acceptance of these products and enhancements, our competitive position may be harmed and we may not achieve sufficient growth in our net sales to attain or sustain profitability.
If we are not able to compete effectively against companies with greater resources, our prospects for future success will be jeopardized.
     The lighting industry is highly competitive. In the high performance lighting markets in which we sell our advanced lighting systems, our products compete with lighting products utilizing traditional lighting technology provided by many vendors. Additionally, in the advanced lighting markets in which we have primarily competed to date, competition has largely been fragmented among a number of small manufacturers. However, some of our competitors, particularly those that offer traditional lighting products, are larger companies with greater resources to devote to research and development, manufacturing and marketing.

     Moreover, in the general lighting market, we expect to encounter competition from an even greater number of companies. Our competitors are expected to include the large, established companies in the general lighting industry, such as General Electric, Osram Sylvania and Royal Philips Electronics. Each of these competitors has undertaken initiatives to develop LED technology. These companies have global marketing capabilities and substantially greater resources to devote to research and development and other aspects of the development, manufacture and marketing of LED lighting products than we possess. We may also face competition from traditional lighting fixture companies, such as Acuity Brands Lighting, Cooper Lighting, Hubbell Lighting, Lithonia Lighting, and Royal Philips Electronics. The relatively low barriers to entry into the lighting industry and the limited proprietary nature of many lighting products also permit new competitors to enter the industry easily.
     In each of our markets, we also anticipate the possibility that LED manufacturers, including those that currently supply us with LEDs, may seek to compete with us. Our competitors’ lighting technologies and products may be more readily accepted by customers than our products. Additionally, to the extent that competition in our markets intensifies, we may be required to reduce our prices in order to remain competitive. If we do not compete effectively, or if we reduce our prices without making commensurate reductions in our costs, our net sales and profitability, and our future prospects for success, may be harmed.
We have made strategic acquisitions in the past and intend to do so in the future, which may adversely affect our operating results, financial condition, and existing business.
     We seek to grow through strategic acquisitions in order to transition our Company into a nationwide, turnkey, energy-efficient lighting systems and solutions company. On December 31, 2009, we acquired Stones River Companies, LLC, and we anticipate making additional acquisitions in the future. The success of our acquisition strategy will depend on, among other things:
•	the availability of suitable candidates,

•	competition from other companies for the purchase of available candidates,

•	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions,

•	the availability of funds to finance acquisitions,

•	the ability to establish new informational, operational and financial systems to meet the needs of our business,

•	the ability to achieve anticipated synergies, including with respect to complementary products or services, and

•	the availability of management resources to oversee the integration and operation of the acquired businesses.

     If we are not successful in integrating acquired businesses and completing acquisitions in the future, we may be required to reevaluate our acquisition strategy. We also may incur substantial expenses and devote significant management time and resources to completing these acquisitions. Furthermore, acquired businesses may fail to meet our performance expectations. If we do not achieve the anticipated benefits of an acquisition as rapidly as expected, or at all, investors or analysts may not perceive the same benefits of the acquisition as we do. If these risks materialize, our performance and stock price could be materially affected.
Our inability to successfully integrate businesses we acquire could have adverse consequences on our business.
     Acquisitions may result in greater administrative burdens and operating costs and, to the extent financed with debt, additional interest costs. We cannot assure you that we will be able to manage or integrate acquired companies or businesses successfully. The process of integrating acquired businesses, including the recent acquisition of SRC, may be disruptive to our business and may cause an interruption of or a loss of momentum in, our business as a result of the following factors, among others:
•	loss of key employees or customers,

•	possible inconsistencies in standards, controls, procedures and policies among the combined companies and the need to implement company-wide financial, accounting, information and other systems,

•	failure to maintain the quality of services that the companies have historically provided,

•	coordinating sales, distribution, and marketing functions,

•	the need to coordinate geographically diverse organizations, and

•	the diversion of management’s attention from our day-to-day business as a result of the need to deal with any disruptions and difficulties and the need to add management resources to do so.
These disruptions and difficulties, if they occur, may cause us to fail to realize the cost savings, revenue enhancements and other benefits that we may expect from such acquisitions and may cause material adverse short- and long-term effects on our operating results and financial condition.
If we are unable to obtain and adequately protect our intellectual property rights, our ability to commercialize our products could be substantially limited.
     We consider our technology and processes proprietary. If we are not able to adequately protect or enforce the proprietary aspects of our technology, competitors may utilize our proprietary technology and our business, financial condition and results of operations could be adversely affected. We protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and similar means. Despite our efforts, other parties may attempt to disclose, obtain or use our technologies. Our competitors may also be able to independently develop products that are substantially equivalent or superior to our products or slightly modify our patents. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately in the United States or abroad.
     As of December 31, 2010, our intellectual property portfolio consisted of 74 issued United States and foreign patents, various pending United States patent applications, and various pending Patent Cooperation Treaty patent applications filed with the World Intellectual Property Organization that serves as the basis of national patent filings in countries of interest. A total of fifteen applications are pending. Because our patent position involves complex legal, scientific, and factual questions, the issuance, scope, validity and enforceability of our patents cannot be predicted with certainty. Our issued patents may be invalidated or their enforceability challenged, and they may not provide us with competitive advantages against others with similar products and technology. Furthermore, others may independently develop similar products or technology or duplicate or design around any technologies that we have developed.
     We may receive notices that claim we have infringed upon the intellectual property of others. Even if these claims are not valid, they could subject us to significant costs. We have engaged in litigation and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could subject us to significant liabilities to third parties, require us to license disputed rights from others or require us to cease marketing or using certain products or technologies. We may not be able to obtain any licenses on acceptable terms, if at all. We also may have to indemnify certain customers if it is determined that we have infringed upon or misappropriated another party’s intellectual property.
     Any of these results could adversely affect our business, financial condition and results of operations. In addition, the cost of addressing any intellectual property litigation claim, both in legal fees and expenses, and the diversion of management resources, regardless of whether the claim is valid, could be significant and could materially harm our business, financial condition and results of operations.

If critical components that we currently purchase from a small number of third-party suppliers become unavailable or third-party manufacturers otherwise experience delays, we may incur delays in shipment, which would damage our business.
     We depend on others to manufacture a significant portion of the component parts incorporated into our products. We purchase our component parts from third-party manufacturers that serve the advanced lighting systems market and believe that alternative sources of supply are readily available for most component parts. However, consolidation in the lighting industry could result in one or more current suppliers being acquired by a competitor, rendering us unable to continue purchasing necessary amounts of key components at competitive prices.
     In an effort to reduce manufacturing costs, we have outsourced the production of certain parts and components as well as finished goods in our product lines to a number of overseas suppliers. We expect to outsource all of the production for selected products. While we believe alternative sources for the production of these products are available, we have selected these particular manufacturers based on their ability to consistently produce these products per our specifications ensuring the best quality product at the most cost effective price. We depend on our suppliers to satisfy performance and quality specifications and to dedicate sufficient production capacity within scheduled delivery times. Although we maintain contracts with selected suppliers, we may be vulnerable to unanticipated price increases and product shortages. Accordingly, the loss of all or one of these suppliers or delays in obtaining shipments could have a material adverse effect on our operations until such time as an alternative supplier could be found. We may be subject to various import duties applicable to materials manufactured in foreign countries and, in addition, may be affected by various other import and export restrictions, as well as other considerations or developments impacting upon international trade, including economic or political instability, shipping delays, and product quotas. These international trade factors will, under certain circumstances, have an impact both on the cost of components, which will, in turn, have an impact on the cost to us of the manufactured product, and the wholesale and retail prices of its products.

If the companies to which we outsource the manufacture of our products fail to meet our requirements for quality, quantity and timeliness, our revenue and reputation in the marketplace could be harmed.
     We outsource a significant portion of the manufacture and assembly of our products and we expect to outsource all of the production of many of our products. We currently depend on a small number of contract manufacturers to manufacture our products at plants in various locations throughout the world, primarily in the United States, Mexico, China, and Taiwan. These manufacturers supply most of the necessary raw materials and provide all necessary facilities and labor to manufacture our products. We currently do not have long-term contracts with some of these manufacturers. If these companies were to terminate their arrangements with us without adequate notice, or fail to provide the required capacity and quality on a timely basis, we would be unable to manufacture and ship our lighting products until replacement manufacturing services could be obtained. To qualify a new contract manufacturer, familiarize it with our products, quality standards and other requirements, and commence volume production is a costly and time-consuming process. If it became necessary to do so, we may not be able to establish alternative manufacturing relationships on acceptable terms.
     Our reliance on contract manufacturers involves certain additional risks, including the following:
•	lack of direct control over production capacity and delivery schedules,

•	lack of direct control over quality assurance, manufacturing yields and production costs,

•	risk of loss of inventory while in transit from China, Mexico, India, Japan, and Taiwan, and

•	risks associated with international commerce, particularly with China, Mexico, India, Japan, and Taiwan, including unexpected changes in legal and regulatory requirements, changes in tariffs and trade policies, risks associated with the protection of intellectual property and political and economic instability.
     Any interruption in our ability to manufacture and distribute products could result in delays in shipment, lost sales, reductions in revenue and damage to our reputation in the market, all of which would adversely affect our business.

We depend on independent distributors and sales representatives for a substantial portion of our net sales, and the failure to manage successfully our relationships with these third parties, or the termination of these relationships, could cause our net sales to decline and harm our business.
     We rely significantly on indirect sales channels to market and sell our products. Most of our products are sold through third-party independent distributors and sales representatives. In addition, these parties provide technical sales support to end-users. Our current agreements within these sales channels are non-exclusive with regard to lighting products in general, but exclusive with respect to LED lighting and fiber optic products. We anticipate that any such agreements we enter into in the future will be on similar terms. Furthermore, our agreements are generally short-term, and can be cancelled by these sales channels without significant financial consequence. We cannot control how these sales channels perform and cannot be certain that we or end-users will be satisfied by their performance. If these distributors and sales representatives significantly change their terms with us, or change their historical pattern of ordering products from us, there could be a significant impact on our net sales and profits.
Our products could contain defects or they may be installed or operated incorrectly, which could reduce sales of those products or result in claims against us.
     Despite product testing, defects have been found and may be found in our existing or future products. This could result in, among other things, a delay in the recognition or loss of net sales, loss of market share or failure to achieve market acceptance. These defects could cause us to incur significant warranty, support and repair costs, divert the attention of our engineering personnel from our product development efforts and harm our relationship with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our lighting products and would likely harm our business. Some of our products use line voltages (such as 120 or 240 AC), or are designed for installation in environments such as swimming pools and spas, which involve enhanced risk of electrical shock, injury or death in the event of a short circuit or other malfunction. Defects, integration issues or other performance problems in our lighting products could result in personal injury or financial or other damages to end-users or could damage market acceptance of our products. Our customers and end-users could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

If we are unable to attract or retain qualified personnel, our business and product development efforts could be harmed.
     To a large extent, our future success will depend on the continued contributions of certain employees, such as our current Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, President, and Chief Technical Officer. These and other key employees may be difficult to replace. Although recently our chief financial officer and principal sales manager left our employ for personal reasons, on an interim basis we have replaced them with existing employees and are confident of our ability to find qualified permanent replacements in due course. Our future success will also depend on our ability to attract and retain qualified technical, sales, marketing and management personnel, for whom competition is very intense. The loss of, or failure to attract, hire, and retain, any such persons could delay product development cycles, disrupt our operations, or otherwise harm our business or results of operations. We have been successful in hiring experienced energy solutions salespeople from leading firms in the industry but if these individuals are not successful in achieving our expectations, and then planned sales may not occur and the anticipated net sales may not be realized.
A significant portion of our business is dependent upon the existence of government funding, which may not be available in the future and could result in a significant reduction in sales and could cause significant harm to our business.
     Over the last three years, approximately 87.3% of our research and development efforts have been supported directly by government funding and was contracted for short periods, usually one to two years. Further, a significant portion of net sales generated by SRC are derived from state government funding and supported by federal government funding. If government funding is reduced or eliminated, there is no guarantee that we would be able to continue to fund our activities in these areas at their current levels, if at all. If we are unable to maintain our access to government funding in these areas, there could be a significant impact on our net sales and profits.
We believe that certification and compliance issues are critical to adoption of our lighting systems, and failure to obtain such certification or compliance would harm our business.
     We are required to comply with certain legal requirements governing the materials in our products. Although we are not aware of any efforts to amend any existing legal requirements or implement new legal requirements in a manner with which we cannot comply, our net sales might be adversely affected if such an amendment or implementation were to occur.

     Moreover, although not legally required to do so, we strive to obtain certification for substantially all our products. In the United States, we seek, and to date have obtained, certification on substantially all of our products from Underwriters Laboratories or Intertek. Where appropriate in jurisdictions outside the United States and Europe, we seek to obtain other similar national or regional certifications for our products. Although we believe that our broad knowledge and experience with electrical codes and safety standards have facilitated certification approvals, we cannot ensure that we will be able to obtain any such certifications for our new products or that, if certification standards are amended, that we will be able to maintain such certifications for our existing products. Moreover, although we are not aware of any effort to amend any existing certification standard or implement a new certification standard in a manner that would render us unable to maintain certification for our existing products or obtain ratification for new products, our net sales might be adversely affected if such an amendment or implementation were to occur.
We must comply with regulatory requirements regarding internal control over financial reporting, corporate governance and public disclosure, which will cause us to incur significant costs and our failure to comply with these requirements could cause our stock price to decline.
     Section 404 of the Sarbanes-Oxley Act of 2002 requires that we annually evaluate and report on our systems of internal controls. These rules and regulations have increased our legal and compliance costs and made certain activities more time-consuming and costly. In the future, there may be material weaknesses in our internal controls that would be required to be reported in future Annual Reports on Form 10-K and/or Quarterly Reports on Form 10-Q. A negative reaction by the equity markets to the reporting of a material weakness could cause our stock price to decline. In addition, if we acquire a company with weak internal controls, it will take time to improve the internal controls of the acquired company to a satisfactory level of operating effectiveness. Any failure to improve an acquired company’s financial systems could result in delays or inaccuracies in reporting financial information.
We may be subject to legal claims against us or claims by us which could have a significant impact on our resulting financial performance.
     At any given time, we may be subject to litigation, the disposition of which may have an adverse affect upon our business, financial condition, or results of operation.

Risks Associated with an Investment in our Common Stock.
The market price of our common stock may be adversely affected by market volatility.
     The market price of our common stock has been and is expected to continue to be highly volatile. A number of factors may have significant impact on the market price of our stock, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights. In addition, potential dilutive effects of future sales of shares of common stock by shareholders and by the Company, including by LPC, and subsequent sales of common stock by the holders of warrants and options, could have an adverse effect on the market price of our shares.
The sale of our common stock to LPC may cause dilution and the sale of the shares of common stock acquired by LPC could cause the price of our common stock to decline.
     In connection with entering into the LPC Purchase Agreement, we authorized the sale to LPC of up to 4,350,000 shares of our common stock and the issuance to LPC of an additional 240,000 shares. The number of shares ultimately offered for sale by LPC is dependent upon the number of shares purchased or acquired by LPC under the Agreement. The purchase price for the common stock to be sold and/or issued to LPC pursuant to the Agreement will fluctuate based on the price of our common stock.
     As of December 31, 2010, we sold and issued to LPC, and LPC purchased from us, 705,550 shares of our common stock for a total consideration of $791,000, which was partially offset by expenses of $139,000. During the first quarter of 2011, we sold and issued to LPC, and LPC purchased from us, 412,000 shares of our common stock for a total consideration of $407,000. It is anticipated that we will sell or issue to LPC up to 2,882,450 more shares in addition to the Warrant shares over a period of up to 16 months from the date of this prospectus. The Warrant for 350,000 shares issued to LPC has an exercise term of five years, becomes exercisable on December 1, 2010, and expires on December 1, 2015. Depending upon market liquidity at the time, a sale of shares to LPC at any given time could cause the trading price of our common stock to decline. We can elect to direct purchases in our sole discretion but no sales may occur if the price of our common stock is below $1.00. Therefore, LPC may ultimately purchase or receive all, some, or none of the 2,882,450 shares of common stock not yet issued under the Agreement with LPC in addition to the Warrant Shares. After it has acquired such shares, it may sell all, some, or none of those shares. Therefore, sales to LPC by us under the Agreement may result in substantial dilution to the interests of other holders of our common stock.

     The sale of a substantial number of shares of our common stock under the LPC Agreement, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to suspend and therefore control the timing and amount of any sales of our shares to LPC and the Agreement may be terminated by us at any time at our discretion without any cost to us.
We have not been in compliance with the continued listing requirements of the NASDAQ Stock Market.
     Prior to the opening of trading on July 14, 2010, the listing of our shares of common stock for trading transferred from the NASDAQ Global Market to the NASDAQ Capital Market.
     From time to time during the fourth quarter of 2009 and early in the first quarter of 2010, we did not meet the Global Market’s continued listing requirements that call for the maintenance of a minimum bid price of our common stock of $1.00 per share and minimum shareholders’ equity of $10,000,000. We received formal notices of non-compliance from the Global Market. Although we regained compliance with the continued listing requirements on those occasions, there was a continuing risk that we could again become non-compliant with the requirements.
     In this regard, our shareholders’ equity as of the end of the first quarter fell below the minimum shareholders’ equity requirement of the Global Market. On May 18, 2010, we received a notification from the Global Market that we had fallen out of compliance and that we had until July 2, 2010 to submit a plan to regain compliance or to submit an application to transfer the listing of our shares of common stock from the NASDAQ Global Market to the NASDAQ Capital Market where the minimum shareholders’ equity listing requirement is $2,500,000. On July 2, 2010 we submitted an application to transfer to the Capital Market. On July 9, 2010 the NASDAQ Stock Market informed us that it had approved our transfer application. Our common stock began trading on the Capital Market on July 14, 2010.
     As does the Global Market, the Capital Market has a continued listing requirement that calls for the maintenance of a minimum bid price of our common stock of $1.00 per share. If the minimum bid price of our common stock should fall below $1.00 for an extended period of time in the future, we will be required to take remedial action on it. We are currently in compliance with all listing requirements.

We could issue additional common stock, which might dilute the book value of our common stock.
     Our Board of Directors has the authority, without action or vote of our shareholders, to issue a sizable part of our authorized but unissued shares. Such stock issuances could be made at a price that reflects a discount from or a premium to the then-current trading price of our common stock. In addition, in order to raise capital or acquire businesses in the future, including future lighting retrofit businesses, we may need to issue securities or promissory notes that are convertible or exchangeable for shares of our common stock. These issuances would dilute shareholders’ percentage ownership interest, which would have the effect of reducing influence on matters on which our shareholders vote, and might dilute the book value of our common stock. Shareholders may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise those options, or if warrant holders exercise warrants purchasing shares of our common stock. At our June 16, 2010 Annual Meeting our shareholders increased the total number of authorized shares of common stock from 30,000,000 to 60,000,000. This increase should meet our needs for unissued common shares for the near and foreseeable future. If an insufficient amount of authorized, but unissued, shares of common stock exists to issue in the long term in connection with a subsequent equity financing or acquisition transaction, we may be required to ask our shareholders to authorize additional shares before undertaking, or as a condition to completing, a financing or acquisition transaction
We may need to request our shareholders to authorize additional shares of common stock in connection with subsequent equity finance or acquisition transactions.
     Our shareholders increased our authorized shares of common stock from 30,000,000 to 60,000,000 at our Annual Shareholders Meeting held on June 16, 2010. Of the 60,000,000 authorized shares of common stock, approximately 24,358,117 shares were issued and outstanding as of March 31, 2011. An additional 7,301,853 shares have been reserved for issuance upon exercise of stock options and warrants outstanding and under our Purchase Agreement with LPC. Although the number of authorized but unissued common shares is sufficient for our near-term needs, in the long term if we require additional shares of common stock in connection with a subsequent equity financing or acquisition transaction, we may be required to ask our shareholders to authorize additional shares before undertaking, or as a condition to completing, an offering or transaction, or forgo the offering or transaction. We cannot be assured that our shareholders would authorize an increase in the number of shares of our common stock.

Shares eligible for future sale may adversely affect the market for our common stock.
     As of December 31, 2010, we had a significant number of convertible or derivative securities outstanding, including: (i) 827,000 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $3.36 per share, (ii) 3,291,000 shares of common stock issuable upon exercise of our outstanding warrants at a weighted average exercise price of $2.12 per share, and (iii) 500,000 shares of common stock issuable upon conversion of the $500,000 promissory note that we issued as partial consideration for our purchase of the member interests of Stones River Companies, LLC. If or when these securities are exercised into shares of our common stock, the number of our shares of common stock outstanding will increase. Increases in our outstanding shares, and any sales of shares, could have an adverse affect on the trading activity and market price of our common stock.
     In addition, from time to time, certain of our shareholders may be eligible to sell all, or a portion of, their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, or under effective resale prospectuses. Any substantial sale of our common stock pursuant to Rule 144 or any resale prospectus may have an adverse affect on the market price of our securities.
As a “thinly-traded” stock, large sales can place negative pressure on our common stock price.
     Our common stock, despite certain increases of trading volume from time to time, experiences periods when it could be considered “thinly-traded.” Financing or acquisition transactions resulting in a large number of newly issued shares that become immediately tradable, or other events that cause current shareholders to sell shares, could place negative pressure on the trading price of our stock. In addition, the lack of a robust secondary market may require a shareholder who desires to sell a large number of shares to sell those shares in increments over time in order to mitigate any adverse impact of the sales on the market price of our common stock.
Our executive officers, directors, and affiliates maintain the ability to substantially influence all matters submitted to shareholders for approval.
     As of March 31, 2011, our executive officers, directors, and affiliates owned shares representing approximately 20% or our outstanding common stock. Our executive officers, directors, and affiliates therefore have and will continue to have substantial influence over the outcome of corporate actions requiring shareholder approval, including the election of directors, a merger, consolidation, or sale of all or substantially all of our assets, or any other significant corporate transactions, as well as over our management and affairs. This concentration of ownership may delay or prevent a change of control of us at a premium price if these shareholders oppose it, even if it would benefit our other shareholders.

Provisions in our charter documents and our Rights Agreement may prevent or frustrate attempts by our shareholders to change our management and hinder efforts to acquire a controlling interest in us.
     Provisions of our corporate charter and bylaws, and of our Rights Agreement dated as of October 25, 2006 with Mellon Shareowner Services, as amended, may discourage, delay, or prevent a merger, acquisition, or other change in control that shareholders may consider favorable, including transactions in which you might otherwise receive premium for your shares. These provisions may also prevent or frustrate attempts by our shareholders to replace or remove our management. These provisions include:
•	limitation on the removal of directors;

•	advanced notice requirements for shareholder proposals and nominations;

•	the inability of shareholders to act by written consent or to call a special meeting;

•	the ability of our board of directors to designate the terms of and issue new series of preferred stock without shareholder approval; and

•	the poison pill contained in our Rights Agreement.
     Because the risk factors referred to above, as well as other risks not mentioned above, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which ones will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our 2010 Annual Report on Form 10-K, as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. In addition to the information expressly required to be included in this prospectus, we provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.
USE OF PROCEEDS
     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Shareholders. We will receive no proceeds from the sale of shares of common stock in this offering.
TRANSACTIONS
     Introduction. This “Transactions” section outlines the transactions where and when the Selling Shareholders, defined below, acquired their shares of our common stock, based upon our records and the SEC filings of the Selling Shareholders. The next section, entitled “Offerings”, lists the shares of the Selling Shareholders covered by this resale prospectus and, separately, their shares covered by two resale prospectuses related to two other effective registrations statements.

     Selling Shareholders. On August 31, 2007, The Quercus Trust, David Gelbaum, and his spouse Monica Chavez Gelbaum, all of Newport Beach, California (the “Selling Shareholders”), filed with the SEC a Schedule 13D (the “Schedule 13D”) relating to their shares of our common stock. According to that Schedule 13D, David Gelbuam and Monica Chavez Gelbaum are the co-trustees of the Trust and the Trust is a revocable California statutory trust formed for estate planning purposes. According to Amendment No. 14 to their Schedule 13D filed with the SEC on February 11, 2011 and to their Form 4s filed after that, and to our records, the Selling Shareholders may be deemed to be beneficial owners of approximately 5,122,380 shares of our common stock representing approximately 21.03% of our total outstanding shares of common stock. Mr. Gelbaum served as a member of our Board of Directors from February 26, 2009 to February 25, 2010, when he resigned after announcing that he would leave our Board and the boards of directors of three other public companies in order to devote more time to his then new position as chief executive officer of another public company.
     Brokered Shares. On March 21, 2008 the Selling Shareholders filed Amendment No. 4 to their Schedule 13D. In that Amendment they reported that through January 3, 2008 they had purchased 1,125,417 shares of our common stock in brokered transactions (the “Brokered Shares”). The Brokered Shares are held of record by the Trust. The Selling Shareholders have advised us that they have sold 500,000 of the Brokered Shares.
     We have agreed with the Selling Shareholders to register for resale to the public under the Securities Act of 1933 625,417 Brokered Shares, which are held of record by the Trust.
     2008 PIPE Shares and PIPE Warrant Shares. On March 14, 2008 in a private placement we sold to 19 investors 3,184,321 shares of our common stock (the “2008 PIPE Shares”) and warrants to purchase 3,184,321 shares (the “2008 PIPE Warrants”). In this prospectus we refer to the 3,184,321 shares of our common stock that are covered by the 2008 PIPE Warrants as the “2008 PIPE Warrant Shares”. Each 2008 PIPE Warrant was exercisable at $3.08 per common share, subject to adjustment for later securities transactions, and expires on March 14, 2013.
     We did not register the offering and issuance of the 2008 PIPE Shares, the 2008 PIPE Warrant Shares, or the 2008 PIPE Warrants under the Securities Act of 1933, as amended, in reliance upon the exemptions from the registration requirements of the Act in Section 4(2) of the Act and Rule 506 of Regulation D. As agreed, we have registered for resale by the investors in the offering the 2008 PIPE Shares and the 2008 PIPE Warrant Shares that underlie the 2008 PIPE Warrants, but not the 2008 PIPE Warrants themselves, on a Registration Statement on Form S-3 that we filed with the SEC and that the SEC declared effective on May 29, 2008.

     In the March 14, 2008 private placement, the Selling Shareholders acquired 1,560,062 shares of our common stock and warrants to purchase 1,560,062 common shares, which are held of record by the Trust. As discussed below in this “Transactions” section under the caption entitled “Diker Shares,” on December 30, 2009 we agreed with the Selling Shareholders to lower the exercise price of their 2008 PIPE Warrants from $3.08 to $0.01 per share. On April 28, 2010, the Trust exercised all of its 2008 PIPE Warrants and purchased 1,560,062 2008 PIPE Warrant Shares.
     Option Shares. On June 24, 2009 we awarded Mr. Gelbaum, in his capacity as a member of our Board of Directors, under our 2008 Incentive Stock Plan an option to purchase 15,000 shares of our common stock at an exercise price of $0.60 per share (the “June 2009 Option”). Before the June 2009 Option expired on February 25, 2011, Mr. Gelbaum exercised part of it and purchased 7,500 shares (the “Option Shares”).
     We have agreed with the Selling Shareholders to register for resale to the public under the Securities Act of 1933 the 7,500 Option Shares.
     Restricted Shares. On May 29, 2009, Mr. Gelbaum, as a member of our Board of Directors, voluntarily relinquished his director fees for the balance of 2009 in exchange for 17,413 restricted shares granted under our 2008 Incentive Stock Plan (the “Restricted Shares”). At the same time our five most senior executive officers, two other senior offices, and one other director accepted salary reductions or reduced director fees in exchange for restricted shares.
     We have agreed with the Selling Shareholders to register for resale to the public under the Securities Act of 1933 the 17,413 Restricted Shares.
     Rights Offering Shares. On October 5, 2009 we distributed at no charge to holders of our common stock rights to purchase 4,670,000 common shares at $0.75 per share. The prospectus covering that common stock rights offering (the “Rights Offering”) related to our registration statement on Form S-1 that the SEC declared effective on October 6, 2009. On October 30, 2009, the Trust exercised its right to purchase 933,334 shares of common stock (the “Rights Offering Shares”). The Rights Offering Shares are held of record by the Trust.
     We have agreed with the Selling Shareholders to register for resale to the public under the Securities Act of 1933 the 933,334 Rights Offering Shares.

     Diker Shares. The Rights Offering expired on October 30, 2009. Shortly after it expired, one of our shareholders, Diker Management, LLC, New York City, New York, informed us that it had inadvertently purchased 1,000,000 shares of our common stock in the Offering at $0.75 per share (the “Diker Shares”). We agreed with Diker Management to facilitate the sale of those shares to another shareholder or investor or to purchase them ourselves. Our purchase of those shares would have severely depleted our cash-on-hand and working capital. After contacting selected shareholders and investors, we introduced Diker Management to the Trust. On December 30, 2009, the Trust and Diker Management informed us that they had agreed that the Trust would purchase those shares.
     In Amendment No. 8 to their Schedule 13D filed on January 21, 2010, the Selling Shareholders reported that on December 30, 2009, they agreed with Diker Management to purchase from Diker Management in two installments a total of 1,000,000 shares of our common stock, and that on December 31, 2009, as the first installment, they had purchased from Diker Management 375,000 shares at $0.80 per share. In Amendment No. 9 to their Schedule 13D filed on February 23, 2010, the Selling Shareholders reported that on February 19, 2010, as the second installment, they had purchased 625,000 shares from Diker Management at $0.95 per share.
     The Selling Shareholders’ agreement to purchase the 1,000,000 shares from Diker Management relieved us of our obligation to buy those shares from Diker Management. In consideration of the Selling Shareholders’ agreement to purchase the shares from Diker Management, and in order to facilitate that purchase and sale, on December 30, 2009 we agreed with the Selling Shareholders to lower the exercise price of their 2008 PIPE Warrants from $3.08 to $0.01 per share.
     The Selling Shareholders have advised us that they have sold 500,000 of the Diker Shares. Therefore, as of the date hereof, the Selling Shareholders hold 500,000 Diker Shares.
     We have agreed with the Selling Shareholders to register for resale to the public under the Securities Act of 1933 500,000 Diker Shares which are held of record by the Trust.
OFFERINGS
     Introduction. The previous section, entitled “Transactions”, outlines the transactions where and when the Selling Shareholders acquired their shares of our common stock, based upon our records and their SEC filings. This “Offerings” section lists the shares of the Selling Shareholders, as outlined in the “Transactions” section, that are covered by this resale prospectus and, separately, that are covered by two resale prospectuses related to two other effective registration statements.

     This Offering. This prospectus relates to the resale by the Selling Shareholders of their following shares:

• Brokered Shares:	625,417
• Option Shares:	7,500
• Restricted Shares:	17,413
• Rights Offering Shares:	933,334
• Diker Shares:	500,000

Total Shares:	2,083,664
     Other Offerings. The Selling Shareholders’ 2008 PIPE Shares and 2008 PIPE Warrant Shares, in an amount of up to 3,120,124 shares of our common stock, are covered by a resale prospectus related to our Registration Statement on Form S-3 that the SEC declared effective on May 29, 2008 and that is still effective. The Selling Shareholders’ 150,000 SRC Warrant Shares are covered by a resale prospectus related to our Registration Statement on Form S-3 that the SEC declared effective on July 14, 2010 and that is still effective.
THE SELLING SHAREHOLDERS
     We have registered the above Brokered, Option, Restricted, Rights Offering, and Diker Shares to permit the Selling Shareholders to resell them in the manner contemplated under the “Plan of Distribution” below. When we refer to “Selling Shareholders” in this prospectus, we mean the persons listed in the table below, namely The Querucus Trust, David Gelbaum, and his spouse Monica Chavez Gelbaum, all of Newport Beach, California, and the pledgees, donees, transferees, successors, and others who later come to hold any of the Selling Shareholders’ interests in the above shares of our common stock other than through a public sale.
     The shares offered by this prospectus may be offered from time to time by the Selling Shareholders. They may sell some, all or none of their shares. We do not know how long the Selling Shareholders will hold the shares before selling them. We currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale of any of the shares.

     The following table sets forth the names and address of the three Selling Shareholders, the number of shares owned by them before this offering, the number of shares that may be offered under this prospectus, and the number of shares of our common stock owned by the Selling Shareholders after this offering is completed. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the Selling Shareholders may offer under this prospectus. The number of shares in the column “Shares Owned after the Offering” assumes the sale of all of the shares offered by the Selling Shareholder under this prospectus. For purposes of this table, each of the Selling Shareholders is deemed to beneficially all of the shares listed for the Selling Shareholders.
     The ownership of shares reported in the table below is based upon information in our records, provided by the Selling Shareholders in their SEC Form 4s and SEC Schedule 13D and amendments to that Schedule, and other public documents filed with the SEC, including SEC Schedules 13G. The percentages of shares owned before and after the offering are based on 24,358,117 shares of our common stock outstanding as of March 31, 2011.
     None of the Selling Shareholders has, or within the past three years has had, any position, office or other material relationship with us, except that David Gelbaum, who is a co-trustee of the Trust, served as a director from February 2009 through February 2010.
     Based on the information provided to us by the Selling Shareholders, none of them is, or is affiliated with, a broker-dealer. Each of the Selling Shareholders has represented to us that he, she, or it has no agreements or understanding, directly or indirectly, with any person to distribute the securities.
     The Selling Shareholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares since the date on which the information in the table is presented. Information about the Selling Shareholders may change over time.

	Shares Owned					Shares Owned
	Before Offering (1)			Shares Being Offered		after Offering (1)(2)
Name and Address	Number		Percent	Shares	Options/ Warrants	Number	Percent

David Gelbaum Monica Chavez Gelbaum The Quercus Trust 2309 Santiago Drive Newport Beach, CA 92660	5,122,380	(3)	21.03%	2,083,664	—	3,038,716	12.48%

Selling Shareholders Total	5,122,380		21.03%	2,083,664	—	3,038,716	12.48%

(1)	Lists all shares beneficially owned, including shares covered by options and warrants.

(2)	Assumes the sale of all of the shares offered by this prospectus.

(3)	Includes the following shares, among others: 7,500 Option Shares and 17,413 Restricted Shares. The record owner of all of these shares is The Quercus Trust, except for the Option Shares and the Restricted Shares which are in the record name of David Gelbaum. Monica Chavez Gelbaum and The Quercus Trust disclaim beneficial ownership of the Option Shares and the Restricted Shares. Please see the sections entitled “Transactions” beginning on page 26 and “Offerings” beginning on page 29 for a discussion of the transactions where and when the Selling Shareholders acquired their shares.
PLAN OF DISTRIBUTION
     The Selling Shareholders, which term includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership or limited liability company distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
     The Selling Shareholders may use any one or more of the following methods when disposing of shares or interests therein:
•	ordinary brokerage transactions and transactions in which the broker- dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

     The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Shareholders to include the pledgee, transferee or other successors-in-interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.
     In connection with the sale of our common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The aggregate proceeds to the Selling Shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the stock options by payment of cash, however, we will receive the exercise price of the options.
     The Selling Shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that Rule.
     The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     To the extent required, the shares of our common stock to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, or any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.
     We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may agree to indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
     We will indemnify the Selling Shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. The Selling Shareholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person by the Securities Act. In the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
     We will bear all expenses of the registration of the shares of common stock covered by this prospectus.
     Once sold under the shelf registration statement of which this prospectus is a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
LEGAL MATTERS
     The validity of the common stock offered in this prospectus has been passed upon for us by Cowden & Humphrey Co. LPA, 4600 Euclid Avenue, Suite 400, Cleveland, Ohio 44103-3748.

EXPERTS
     The financial statements, as of and for the year ended December 31, 2010 incorporated by reference in this prospectus and Registration Statement have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as stated in their report incorporated herein by reference, and are incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
     The financial statements and schedule for the year ended December 31, 2008 before the effects of the retrospective adjustments for the discontinued operations discussed in Note 4 and the retrospective adjustments for the change in the composition of reportable segments discussed in Note 14 (not separately incorporated by reference in this prospectus and elsewhere in the registration statement), have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits filed with the registration statement.
     We are subject to the information requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov or through our website at www.efoi.com. Information contained on our website is not considered to be a part of, nor incorporated by reference in, this prospectus. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.
     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE
     The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, any filings that we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Security Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement, and any future filing we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering. The documents that we incorporate by reference are:
(a)	Our annual report on Form 10-K for our fiscal year ended December 31, 2010, SEC File No. 000-24230.

(b)	Our quarterly reports on Form 10-Q for our fiscal quarters ended March 31, 2010, June 30, 2010, and September 30, 2010, SEC File No. 000-24230.

(c)	Our current reports on Form 8-K, SEC File No. 000-24230, filed with the SEC on January 5, 2010, January 7, 2010, January 28, 2012, March 3, 2010, March 19, 2010, April 7, 2010, May 10, 2010, May 18, 2010, May 24, 2010, June 22, 2010, August 17, 2010, August 23, 2010, October 27, 2010, November 15, 2010, March 3, 2011, and April 4, 2011.

(d)	Our definitive proxy statement on Schedule 14A for our annual meeting of shareholders, SEC File No. 000-24230, filed with the SEC on April 30, 2010.

(e)	A description of our Common Stock, Preferred Stock, and Series A Participating Preferred Stock Purchase Rights contained in our current report on Form 8-K, SEC File No. 000-24230, filed with the SEC on November 27, 2006, and any amendment or report filed for the purpose of updating that description filed subsequent to the date of this prospectus and prior to the termination of this offering.
     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Energy Focus, Inc., 32000 Aurora Road, Solon, Ohio 44139; telephone number 440.715.1300.
You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We will not make offers to sell these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other that the date on the front of those documents.

ENERGY FOCUS, INC.
2,083,664 Shares of Common Stock

PROSPECTUS

April __, 2011

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
     The following table sets forth the costs and expenses payable by us in connection with the preparation and filing of this registration statement. All amounts are estimates subject to future contingencies except the SEC registration statement filing fee.

SEC Filing Fee	$251.59
Accounting Fees and Expenses	$10,000.00
Legal Fees and Expenses	$40,000.00
Miscellaneous	$1,000.00

Total Expenses	$51, 251.59
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
General Corporation Law
     We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), among other things, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.
     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
     Section 102 of the General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
Certificate of Incorporation and Bylaws
     Article XI and Article XII of our certificate of incorporation (the “Certificate”) provides that the liability of our officers and directors shall be eliminated or limited to the fullest extent authorized or permitted by the General Corporation law. Under the General Corporation Law, the directors have a fiduciary duty to us which is not eliminated by these provisions of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available to us. These provisions also do not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.
     Article VI of our bylaws provides that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by us or in our right), by reason of the fact that such person is or was a director or officer of us, or is or was a director or officer of us serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by such person in connection with such action, suit or proceeding.

     Article VI of our bylaws further provides that in the event a director or officer has to bring suit against us for indemnification and is successful, we will pay such director’s or officer’s expenses of prosecuting such claim; that indemnification provided for by the bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that we may purchase and maintain insurance on behalf of a director or officer against any liability asserted such officer or director and incurred by such officer or director in such capacity, whether or not we would have the power to indemnify such director or office against such expense or liability under the General Corporation Law.
     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our Certificate of bylaws. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.
     We have entered into indemnification agreements with certain of our officers, directors and key employees.
Liability Insurance
     Our directors and officers are covered under directors’ and officers’ liability insurance policies maintained by us, insuring such persons against various liabilities.
Undertaking
     Reference is made to “Undertakings” below, for our undertakings in this registration statement with respect to indemnification of liabilities arising under the Securities Act of 1933.

ITEM 16. EXHIBITS.
Item 8. Exhibits.

Exhibit
No.	Description	Where Located
4.1	Instruments Defining the Rights of Shareholders	Reference is made to Registrant’s Current Report on Form 8-K filed on November 27, 2006, together with the exhibits thereto, which are incorporated herein by reference pursuant to Item 3(e) of this Registration Statement.

4.2	Form of Common Stock Certificate	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 27, 2006.

4.3	Certificate of Incorporation of the Registrant	Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed on May 1, 2006.

4.4	Agreement and Plan of Merger between Fiberstars, Inc., a California corporation, and Fiberstars, Inc., a Delaware corporation	Incorporated by reference to Appendix C to the Registrant’s Definitive Proxy Statement filed on May 1, 2006.

4.5	Certificate of Ownership and Merger, Merging Energy Focus, Inc., a Delaware corporation, into Fiberstars, Inc., a Delaware corporation	Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 10, 2007.

4.6	Certificate of Designation of Series A Participating Preferred Stock of the Registrant	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on November 27, 2006.

4.7	Bylaws of the Registrant	Incorporated by reference to Appendix C to the Registrant’s Current Report on Form 8-K filed on November 27, 2006.

4.8	Rights Agreement dated as of October 25, 2006 between the Registrant and Mellon Investor Services, LLC, as rights agent	Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on November 27, 2006.

4.9	Amendment No. 1 to Rights Agreement between the Registrant and Mellon Investment Services, LLC, as Rights Agent, dated as of March 12, 2008	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 19, 2008.

4.10	Amendment No. 2 to the Rights Agreement between the Registrant and Mellon Investment Services, LLC, as Rights Agent, dated as of December 31, 2009	Incorporated by reference to Exhibit 4.7 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

5.1	Opinion of Cowden & Humphrey Co. LPA	Filed herewith.

23.1	Consent of Plante & Moran, PLLC, Independent Registered Public Accounting Firm	Filed herewith.

Exhibit
No.	Description	Where Located
23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm	Filed herewith.

23.3	Consent of Cowden & Humphrey Co. LPA (contained in Exhibit 5.1)	Filed herewith.

24.1	Power of Attorney (included in the signature pages to this Registration Statement)	Filed herewith.

99.1	Energy Focus, Inc. Incentive Stock Plan amended on November 19, 2008 and on February 25, 2010 (the “Plan”)	Incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 filed on September 8, 2010, Commission File No. 333-169274.

99.2	Form of Restricted Stock Notice of Grant and Agreement under the Plan	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 2, 2009.
ITEM 17. UNDERTAKINGS
a. The undersigned registrant hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) If the registrant is relying on Rule 430B:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     6. To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulation s prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solon, State of Ohio, on the 8th day of April, 2011.

ENERGY FOCUS, INC.
By:	/s/ Joseph G. Kaveski
Joseph G. Kaveski
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph G. Kaveski, John M. Davenport, and Frank Lamanna, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Name	Title	Date

/s/ Joseph G. Kaveski	Chief Executive Officer and Director	April 8, 2011
Joseph G. Kaveski	(Principal Executive Officer)

/s/ Joseph M. Davenport	President and Director	April 8, 2011
John M. Davenport

/s/ Frank Lamanna	Corporate Controller and Interim	April 8, 2011
Frank Lamanna	Chief Accounting Officer (Principal Accounting Officer)

/s/ David Anthony	Director	April 8, 2011
David Anthony

/s/ J. James Finnerty	Director	April 8, 2011
J. James Finnerty

/s/ Michael A. Kasper	Director	April 8, 2011
Michael A. Kasper

/s/ R. Louis Schneeberger	Director	April 8, 2011
R. Louis Schneeberger

/s/ Paul von Paumgartten	Director	April 8, 2011
Paul von Paumgartten

Energy Focus, Inc.
Form S-3
Index to Exhibits

Exhibit
Number	Description of Documents
5.1	Opinion of Cowden & Humphrey Co. LPC, including the consent of the firm.

23.1	Consent of Plante & Moran, PLLC, Independent Registered Public Accounting Firm.

23.2	Consent of Grant Thornton, LLP, Independent Registered Public Accounting Firm.